EXHIBIT 99.1
For More Information Contact:
Carole Herbstreit (414) 438-6882
Gary S. Balkema to join Brady Corporation Board of Directors.
MILWAUKEE (June 18, 2010)—Gary S. Balkema will join the Board of Directors of Brady Corporation (NYSE:BRC), effective July 19, 2010. Balkema, 54, is president of the Worldwide Consumer Care Division for Bayer AG and a member of the Bayer HealthCare Executive Committee.
Balkema joined Bayer in 1994 as president of Consumer Care USA. In 2000, he was appointed general manager of the Consumer Care Business Group, which ranks among the top consumer healthcare companies in the world, operating in more than 140 countries. His responsibilities included strategic direction and leadership for the business group worldwide. Prior to Bayer, Balkema was vice president and general manager of the Shulton Division and head of the Lederle Consumer Health Division, both at American Cyanamid, with leadership responsibility for manufacturing, sales, product management and strategic business management. He holds degrees in business administration and aeronautical science from Nathaniel Hawthorne College and received his MBA from Fairleigh Dickinson University.
“Gary will be a great addition to Brady’s board,” said Conrad Goodkind, lead independent director and chair of Brady’s corporate governance Committee. “Over the last 15 years, sales of Bayer’s Consumer Care group have quintupled to more than $3.8 billion through several large acquisitions and substantial organic growth. Gary’s breadth of business experience, including large-scale integration of new businesses and strategic marketing, will be a real asset as Brady continues to grow,” Goodkind said.
“While Brady’s past track record and vision for future growth coupled with a sound balance sheet is attractive in its own right, after gaining a deeper understanding of Brady’s breadth of product line, customer segments, and value proposition delivered through its diverse businesses, I am energized and eager to begin working with the Brady leadership team and other directors on the board to take Brady to the next level,” said Balkema.
The Bayer Group is a global enterprise with core competencies in the fields of healthcare, nutrition and high-tech materials. Bayer HealthCare, a subsidiary of Bayer AG, is a leading diversified healthcare company based in Leverkusen, Germany. The company combines the global activities of the Animal Health, Bayer Schering Pharma, Consumer Care and Medical Care divisions. Bayer HealthCare’s aim is to discover, manufacture and market products that will improve human and animal health worldwide.
Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 500,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs about 7,000 people at operations in the Americas, Europe and Asia/Pacific. Brady’s fiscal 2009 sales were approximately $1.2 billion.
More information is available on the Internet at www.bradycorp.com.
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